Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong Fourth Quarter and Full Year Results

•                  Net sales in 4Q11 of $837 million and FY2011 of $3.3 billion, both periods up 12%

•                  Same store sales growth in 4Q11 and FY2011; 5.6% and 6.1%, respectively

•                  4Q11 net earnings of $54 million up 29% vs. 4Q10 net earnings of $42 million

•                  4Q11 diluted earnings per share of $0.29 up 26% over 4Q10 diluted earnings per share of $0.23

•                  FY2011 GAAP net earnings of $214 million, up 49% over FY2010

•                  FY2011 adjusted net earnings of $200 million, up 41% over FY2010

•                  FY2011 GAAP and adjusted diluted earnings per share of $1.14 and $1.07(1), respectively

•                  Paid down $70 million in long-term debt during 4Q11 and $147 million during FY2011

DENTON, Texas, November 16, 2011 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for the fourth quarter and fiscal year ended September 30, 2011.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Our strong fourth quarter performance topped off another superb year for Sally Beauty Holdings,” stated Gary Winterhalter, President and Chief Executive Officer.  “For the fiscal year, consolidated sales grew 12% to reach $3.3 billion with same store sales growth of 6.1% and gross margin expansion of 60 basis points.  Adjusted EBITDA exceeded the $500 million mark, ending the year at $503 million for growth of 24%.   We applied our cash flow to reduce debt by $147 million and increased our store base by 6.2%, including acquisitions.  We are very pleased with our 2011 results and anticipate that the drivers of our business will continue to generate strong operational and financial performance in fiscal 2012.”

Fiscal 2011 Fourth Quarter and Full Year 2011 Financial Highlights

Net Sales:  For the fiscal 2011 fourth quarter, consolidated net sales were $837.2 million, an increase of 12.0% from the fiscal 2010 fourth quarter.  The fiscal 2011 fourth quarter sales increase is attributed to same stores sales growth, acquisitions and the addition of new stores.  The favorable impact from changes in foreign currency exchange rates in the fiscal 2011 fourth quarter was $8.5 million or 1.1% of sales on a consolidated basis.  Consolidated same store sales growth in the fiscal 2011 fourth quarter was 5.6% compared to 5.3% in the fiscal 2010 fourth quarter.

Consolidated net sales for fiscal year 2011 were $3.3 billion, an increase of 12.1% from fiscal year 2010, and include a positive impact from foreign currency exchange of $23.3 million, or 0.8% of sales.  Fiscal 2011 sales increased primarily due to same stores sales growth, acquisitions and the addition of new stores.  Consolidated same store sales growth in fiscal year 2011 was 6.1% compared to 4.6% in fiscal year 2010.

(1)          Adjusted results for the twelve months ended September 30, 2011, exclude a $27.0 million benefit of a litigation settlement and non-recurring charges of $5.7 million.  The net favorable impact of these items is $21.3 million.

Gross Profit:  Consolidated gross profit for the fiscal 2011 fourth quarter was $412.9 million, an increase of 12.8% over gross profit of $366.0 million for the fiscal 2010 fourth quarter.  Gross profit as a percentage of sales was 49.3%, a 40 basis point improvement from the fiscal 2010 fourth quarter.

For fiscal year 2011, consolidated gross profit was $1.6 billion, an increase of 13.5% over fiscal 2010 gross profit.  Gross profit as a percentage of sales was 48.8%, a 60 basis point improvement from fiscal year 2010.

Gross profit margin improved in the fiscal 2011 fourth quarter and full year due to gross profit margin expansion in both business segments driven by favorable changes in product and customer mix and low cost sourcing initiatives.

Selling, General and Administrative Expenses:  For the fiscal 2011 fourth quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $283.1 million, or 33.8% of sales, an 80 basis point improvement from the fiscal 2010 fourth quarter metric of 34.6% of sales and total SG&A expenses of $258.5 million.  Fiscal 2011 fourth quarter SG&A expenses increased $24.7 million primarily due to continued investments associated with the Company’s loyalty programs, international expansion and share-based compensation. In addition, expenses associated with the opening of new stores and acquisitions such as rent, occupancy, and payroll expenses contributed to the year over year expense increase.

For fiscal year 2011, SG&A expenses, including unallocated corporate expenses and share-based compensation, were $1.1 billion, or 33.2% of sales, a 150 basis point improvement from fiscal year 2010 metric of 34.7% of sales and total SG&A expenses of $1.0 billion. Fiscal year 2011 SG&A expenses increased $74.1 million due to the continued investments in the Company’s loyalty programs, international expansion and professional fees.  In addition, expenses associated with the opening of new stores and acquisitions such as rent, occupancy, and payroll expenses contributed to the year over year expense increase.  Fiscal year 2011 SG&A expenses reflect a $27.0 million benefit from a litigation settlement and non-recurring charges of $5.7 million.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2011 fourth quarter was $27.5 million, down $0.36 million from the fiscal 2010 fourth quarter of $27.8 million.

For fiscal year 2011, interest expense, net of interest income, was $112.5 million, down $0.5 million from the fiscal year 2010 interest expense of $113.0 million.  The fiscal year 2010 interest expense included $2.4 million of non-cash interest credit related to certain interest rate swap transactions.

Provision for Income Taxes:  Income taxes were $32.4 million for the fiscal 2011 fourth quarter versus $23.6 million in the fiscal 2010 fourth quarter.

For fiscal year 2011, income taxes were $122.2 million versus $84.1 million in fiscal 2010.  The Company’s effective tax rate for fiscal year 2011 was 36.4% compared to 36.9% for fiscal 2010.  In fiscal year 2012, the effective tax rate is expected to be in the range of 37.0% to 38.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (2):  Net earnings in the fiscal 2011 fourth quarter were $54.4 million; growth of 29.3% over net earnings of $42.0 million in the fiscal 2010 fourth quarter.  Diluted earnings per share in the fiscal 2011 fourth quarter were $0.29 growth of 26.1% over diluted earnings per share of $0.23 in the fiscal 2010 fourth quarter.

For fiscal year 2011, GAAP net earnings grew 48.6% to $213.7 million or $1.14 per diluted earnings per share over GAAP net earnings of $143.8 million, or $0.78 per diluted earnings per share.  For fiscal year 2011, adjusted net earnings grew 40.7% to $200.3 million, or $1.07 per diluted earnings per share, after adjusting for a credit of $13.4 million, after-tax, from a litigation settlement, net of non-recurring expenses.  For the 2010 fiscal year, adjusted net earnings were $142.4 million, or $0.77 per share, and exclude a $1.5 million after-tax non-cash interest credit related to certain interest rate swaps.

Adjusted (Non-GAAP) EBITDA(2):  Adjusted EBITDA for the fiscal 2011 fourth quarter was $132.6 million an increase of 20.0% from $110.5 million for the fiscal 2010 fourth quarter.

Fiscal year 2011 Adjusted EBITDA was $502.5 million, an increase of 24.1% from $404.9 million in fiscal 2010.

(2)A detailed table reconciling 2011 and 2010 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2011, were $63.5 million.  The Company’s asset-based loan (ABL) revolving credit facility ended fiscal year 2011 with a zero balance.  Borrowing capacity on the ABL facility was approximately $366.5 million at the end of fiscal year 2011.  In fiscal year 2011, the Company reduced long-term debt by $147.0 million, including $70.0 million during the fiscal 2011 fourth quarter.  The Company’s debt, excluding capital leases, totaled $1.4 billion as of September 30, 2011.  Net cash provided by operating activities for fiscal year 2011 was $291.8 million.

On November 8, 2011, the Company’s subsidiaries closed on their privately-placed offering of $750 million of 6.875% Senior Notes due 2019.  The Company expects to complete the redemptions of its 9.25% Senior Notes due 2014 and its 10.5% Senior Subordinated Notes due 2016 on December 5, 2011.

For the full year ended September 30, 2011, the Company’s capital expenditures, excluding acquisitions, totaled $60.0 million.   Capital expenditures for fiscal year 2012 are projected to be in the range of $65 million to $70 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $32.0 million to $419.1 million at September 30, 2011, compared to $387.1 million at September 30, 2010. The ratio of current assets to current liabilities was 1.91 to 1.00 at September 30, 2011, compared to 1.95 to 1.00 at September 30, 2010.

Inventory as of September 30, 2011 was $665.2 million, an increase of $60.9 million or growth of 10.1% from September 30, 2010 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2011 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $523.4 million, up 10.1% from $475.3 million in the fiscal 2010 fourth quarter.  The positive impact of favorable foreign currency exchange on net sales was $6.4 million, or 1.3% of sales.

•                  Same store sales growth of 6.4% versus 4.7% in the fiscal 2010 fourth quarter.

•                  Gross margin of 54.2%, a 40 basis point improvement from 53.8% in the fiscal 2010 fourth quarter.

•                  Segment operating earnings of $100.2 million, up 18.3% from $84.7 million in the fiscal 2010 fourth quarter.

•                  Segment operating margins increased 130 basis points to 19.1% of sales from 17.8% in the fiscal 2010 fourth quarter.

Sales growth in the fiscal 2011 fourth quarter was driven by same store sales, new store openings and favorable foreign currency exchange.  Gross profit margin expansion of 40 basis points resulted from a favorable shift in product and customer mix and low-cost sourcing initiatives.  Year-over-year improvements in the International businesses positively affected segment operating earnings and margin.

Fiscal 2011 Results for Sally Beauty Supply

•                  Sales of $2.0 billion, up 9.7% from fiscal year 2010.  The positive impact of favorable foreign currency exchange was $15.8 million or 0.9% of sales on a full year basis.

•                  Same store sales growth of 6.3% versus 4.1% in fiscal year 2010.

•                  U.S. and Canada represented 80.7% of segment sales versus 81.4% in fiscal 2010.

•                  Gross margin of 54.0%, up from 53.2% in fiscal 2010, an 80 basis point improvement.

•                  Segment operating earnings of $381.0 million, up 18.9% from $320.5 million in fiscal 2010.

•                  Segment operating margin increased by 140 basis points to 18.9% of sales from 17.5% in fiscal 2010.

•                  Net store base increased by 126 or 4.2% for total store count of 3,158.  This increase is from organic store growth.

Sales growth in fiscal 2011 was driven by same store sales, new store openings, acquisitions and favorable foreign currency exchange.  Gross profit margin improvement resulted from a favorable shift in product and customer mix, low-cost sourcing initiatives and improvement in the North American business.

On November 2, 2011, the Company acquired Netherlands based Kapperservice Floral B.V. and two related companies, Hair Zone B.V. and Exphair B.V. (the “Floral Group”).  The Floral Group is headquartered in Eindhoven, Netherlands and serves the professional and retail consumer through 19 stores and 33 direct sales consultants. The acquisition of the Floral Group is consistent with Sally Beauty Supply’s international growth strategy.

Beauty Systems Group

Fiscal 2011 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $313.8 million, up 15.1% from $272.5 million in fiscal 2010.  The positive impact of favorable foreign currency exchange on net sales was $2.1 million, or 0.8% of sales.  Growth from acquisition-related revenue was 9.7%.

•                  Same store sales growth of 3.5% versus 6.9% in the fiscal 2010 fourth quarter.

•                  Gross margin of 41.3%, up 80 basis points from 40.5% in the fiscal 2010 fourth quarter.

•                  Segment operating earnings of $39.3 million, up 27.6% from $30.8 million in the fiscal 2010 fourth quarter.

•                  Segment operating margins increased by 120 basis points to 12.5% of sales from 11.3% in the fiscal 2010 fourth quarter.

Sales growth for Beauty Systems Group was driven by growth in same store sales, acquisitions, new store openings and improvement in the franchise business.  Segment earnings growth is primarily due to improvement in gross profit and synergies realized from prior acquisitions.

Fiscal 2011 Results for Beauty Systems Group

•                  Sales of $1.3 billion, up 16.2% from $1.1 billion in fiscal 2010.  The positive impact of favorable foreign currency exchange on net sales was $7.5 million, or 0.7% of sales.  Growth from acquisition-related revenue was 10.1%.

•                  Same store sales growth of 5.5% versus 6.2% in fiscal 2010.

•                  Gross margin of 40.3%, up from 39.6% in fiscal 2010, a 70 basis point improvement.

•                  Segment operating earnings of $164.7 million, up 46.4% from $112.5 million in fiscal 2010.

•                  Segment operating margins increased to 13.1% of sales from 10.4% in fiscal 2010, a 270 basis point improvement.  Segment operating margin was positively impacted by a credit of $19.0 million from a litigation settlement, net of non-recurring expenses, which occurred in the fiscal 2011 third quarter.

•                  Net store base increased by 124 or 12.1% for total store count of 1,151, including 156 franchised locations.  Store growth from acquisitions was 8.0% and growth from net new stores was 4.1%.

•                  Total BSG distributor sales consultants at the end of fiscal 2011 were 1,116 versus 1,051 at the end of fiscal 2010.

Sales growth in fiscal year 2011 for the Beauty Systems Group was primarily due to same store sales growth, acquisitions and new store openings.  Gross margin expansion was primarily due to improved sales and product mix, and expansion in new and existing territories.  Segment operating earnings growth and margin improvement were driven by SG&A leverage and synergies realized from prior acquisitions as well as a credit from a litigation settlement, net of non-recurring expenses.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1096 (International:  612-332-0228).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 16, 2011 through November 23, 2011 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 221583.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.3 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,300 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2011, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2011	2010	% CHG	2011	2010	% CHG

Net sales	$837,186	$747,797	12.0%	$3,269,131	$2,916,090	12.1%
Cost of products sold and distribution expenses	424,318	381,781	11.1%	1,674,526	1,511,716	10.8%
Gross profit	412,868	366,016	12.8%	1,594,605	1,404,374	13.5%
Selling, general and administrative expenses (1)	283,118	258,464	9.5%	1,086,414	1,012,321	7.3%
Depreciation and amortization	15,561	14,137	10.1%	59,722	51,123	16.8%

Operating earnings	114,189	93,415	22.2%	448,469	340,930	31.5%
Interest expense (2)	27,472	27,833	-1.3%	112,530	112,982	-0.4%
Earnings before provision for income taxes	86,717	65,582	32.2%	335,939	227,948	47.4%
Provision for income taxes	32,362	23,556	37.4%	122,214	84,120	45.3%
Net earnings	$54,355	$42,026	29.3%	$213,725	$143,828	48.6%

Net earnings per share:
Basic	$0.30	$0.23	30.4%	$1.17	$0.79	48.1%
Diluted	$0.29	$0.23	26.1%	$1.14	$0.78	46.2%

Weighted average shares:
Basic	183,619	182,119		183,020	181,985
Diluted	189,239	184,742		188,093	184,088

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.2%	53.8%	40	54.0%	53.2%	80
BSG Segment Gross Profit Margin	41.3%	40.5%	80	40.3%	39.6%	70
Consolidated Gross Profit Margin	49.3%	48.9%	40	48.8%	48.2%	60
Selling, general and administrative expenses	33.8%	34.6%	(80)	33.2%	34.7%	(150)
Consolidated Operating Profit Margin	13.6%	12.5%	110	13.7%	11.7%	200
Net Earnings Margin	6.5%	5.6%	90	6.5%	4.9%	160

Effective Tax Rate	37.3%	35.9%	140	36.4%	36.9%	(50)

(1)          Selling, general and administrative expenses include share-based compensation of $2.8 million and $2.9 million for the three months ended September 30, 2011 and 2010; and $15.6 million and $12.8 million for the twelve months ended September 30, 2011 and 2010, respectively.

(2)          Interest expense, net of interest income of $0.3 million and $0.2 million for the twelve months ended September 30, 2011 and 2010, respectively, includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2010. Those interest rate swaps were subject to a marked-to-market adjustments until their expiration in November 2009.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2011	2010	% CHG	2011	2010	% CHG
Net sales:
Sally Beauty Supply	$523,367	$475,254	10.1%	$2,012,407	$1,834,631	9.7%
Beauty Systems Group	313,819	272,543	15.1%	1,256,724	1,081,459	16.2%
Total net sales	$837,186	$747,797	12.0%	$3,269,131	$2,916,090	12.1%

Operating earnings:
Sally Beauty Supply	$100,215	$84,713	18.3%	$380,963	$320,456	18.9%
Beauty Systems Group(1)	39,297	30,786	27.6%	164,660	112,495	46.4%
Segment operating earnings	$139,512	$115,499	20.8%	$545,623	$432,951	26.0%

Unallocated corporate expenses (1)(2)	(22,500)	(19,177)	17.3%	(81,594)	(79,203)	3.0%
Share-based compensation	(2,823)	(2,907)	-2.9%	(15,560)	(12,818)	21.4%
Interest expense	(27,472)	(27,833)	-1.3%	(112,530)	(112,982)	-0.4%
Earnings before provision for income taxes	$86,717	$65,582	32.2%	$335,939	$227,948	47.4%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	19.1%	17.8%	130	18.9%	17.5%	140
Beauty Systems Group	12.5%	11.3%	120	13.1%	10.4%	270
Consolidated operating profit margin	13.6%	12.5%	110	13.7%	11.7%	200

(1)          For the twelve months ended September 30, 2011, consolidated operating earnings reflect a net favorable impact of $21.3 million; including a $27.0 million benefit from a litigation settlement and non-recurring charges of $5.7 million. This net benefit of $21.3 million is reflected in the BSG segment and in unallocated corporate expenses in the amount of $19.0 millon and $2.3 million, respectively.

(2)          Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2011	2010	% CHG	2011	2010	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$54,355	$42,026	29.3%	$213,725	$143,828	48.6%
Add:
Depreciation and amortization	15,561	14,137	10.1%	59,722	51,123	16.8%
Share-based compensation (1)	2,823	2,907	-2.9%	15,560	12,818	21.4%
Interest expense (2)	27,472	27,833	-1.3%	112,530	112,982	-0.4%
Litigation settlement (3)	—	—	N/A	(27,000)	—	N/A
Non-recurring items (3)	—	—	N/A	5,749	—	N/A
Provision for income taxes	32,362	23,556	37.4%	122,214	84,120	45.3%
Adjusted EBITDA (Non-GAAP)	$132,573	$110,459	20.0%	$502,500	$404,871	24.1%

Net earnings (per GAAP)	$54,355	$42,026		$213,725	$143,828
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (2)	—	—		—	(2,356)
Litigation settlement and non-recurring items, net (3)	—	—		(21,251)	—
Tax provision for the adjustments to net earnings (4)	—	—		7,863	895
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$54,355	$42,026	29.3%	$200,337	$142,367	40.7%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.30	$0.23	30.4%	$1.09	$0.78	39.7%
Diluted	$0.29	$0.23	26.1%	$1.07	$0.77	39.0%

Weighted average shares:
Basic	183,619	182,119		183,020	181,985
Diluted	189,239	184,742		188,093	184,088

(1)          Share-based compensation for the twelve months ended September 30, 2011 and 2010 includes $5.0 million and $2.5 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)          For the twelve months ended September 30, 2010, interest expense includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps. Those interest rate swaps were subject to a marked-to-market adjustments until their expiration in November 2009.

(3)          Results for the twelve months ended September 30, 2011, reflect a $27.0 million benefit of a litigation settlement and non-recurring charges of $5.7 million. The net favorable impact of these items is $21.3 million.

(4)          The tax provisions for the litigation settlement and non-recurring items, and for the interest rate swap marked-to-market adjustment were calculated using an estimated effective tax rate of 37.0% and 38.0% in the twelve months ended September 30, 2011 and 2010, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2011	2010	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,133	3,006	127
Franchise stores	25	26	(1)
Total Sally Beauty Supply	3,158	3,032	126
Beauty Systems Group:
Company-operated stores (1)	995	868	127
Franchise stores	156	159	(3)
Total Beauty System Group	1,151	1,027	124
Total	4,309	4,059	250

BSG distributor sales consultants (end of period) (2)	1,116	1,051	65

	2011	2010	Basis Pt Chg
Fourth quarter company-operated same store sales growth (3)
Sally Beauty Supply	6.4%	4.7%	170
Beauty Systems Group	3.5%	6.9%	(340)
Consolidated	5.6%	5.3%	30

			Basis Pt Chg
Fiscal year ended September 30 company-operated same store sales growth (3)
Sally Beauty Supply	6.3%	4.1%	220
Beauty Systems Group	5.5%	6.2%	(70)
Consolidated	6.1%	4.6%	150

(1)          At September 30, 2011, BSG company-operated stores include 82 stores resulting from the October 1, 2010 acquisition of Aerial Company, Inc.

(2)          Includes 411 and 395 distributor sales consultants as reported by our franchisees at September 30, 2011 and 2010, respectively. Our current period distributor sales consultants include approximately 70 distributor sales consultants related to the October 1, 2010 acquisition of Aerial Company, Inc.

(3)          Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until at least 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until at least 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of September 30,
	2011	2010
Financial condition information (at period end):
Working capital	$419,142	$387,123
Cash and cash equivalents	63,481	59,494
Property and equipment, net	182,489	168,119
Total assets	1,728,600	1,589,412
Total debt, including capital leases	1,413,115	1,562,636
Total stockholders’ (deficit) equity	$(218,982)	$(461,272)

	As of
	September 30, 2011	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL Facility	$—	(i) (ii)	Prime + 1.25-1.75% or LIBOR + 2.25-2.75%
Senior Term Loan B (1)	696,856	(i) (ii)	Prime + 1.25-1.50% or LIBOR + 2.25-2.50%
Other (2)	4,774	4.05% to 7.00%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,406,630

Debt maturities excluding capital leases (3)
FY2012	$2,240
FY2013	8,652
FY2014	690,638
FY2015	430,100
FY2016	—
Thereafter	275,000
Total debt	$1,406,630

(1)        The interest rates on $300.0 million of this loan are fixed by interest rate swaps which expire in May 2012.

(2)        Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.

(3)        Amounts shown for specific years do not reflect payments that might be required after fiscal year 2012 as a result of the excess cash-flows test of the senior term loan facility.